Exhibit 23(B)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 27, 2009 relating to the statutory-basis financial statements, which appears in TIAA-CREF Life Insurance Company’s Annual Report of Form 10-K for the year ended December 31, 2008. We also consent to the use in this Registration Statement of our report dated April 8, 2009 relating to the statutory-basis financial statements and the effectiveness of internal control over financial reporting of Teachers Insurance and Annuity Association of America, which appears in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 22, 2009